FUEL CORPORATION OF AMERICA ENTERS INTO MERGER AGREEMENT WITH FLEXSCAN,
INC.

Salt Lake City, Utah - July 19, 2005 - Fuel Corporation of America, a Nevada corporation ("FCA") or the "Company") (OTCBB: FCPC), announced today the execution of an Agreement and Plan of Merger to acquire all of the outstanding common stock of privately held flexSCAN, Inc., a Delaware corporation ("flexSCAN")., Closing of the merger is subject to certain requirements including completion of final documentation, due diligence and other customary pre-closing conditions. There is no assurance this transaction will be completed. Pursuant to the Merger Agreement, flexSCAN stockholders will receive 5.8494525 shares of FCA common stock for each share of flexSCAN common stock. flexSCAN, is the first company to bring together pre-symptomatic disease screening, an employee-centered corporate wellness benefits program, online-diet, online-fitness and online-electronic medical records into a highly integrated and synergistic business model. Since its formation in March 2001, flexSCAN has established its marketing strategy, developed its foundation technology, established a scalable infrastructure, defined its products and services, established its brand identity, and assembled its executive team. Unlike the brick and mortar business philosophy underlying many of today's struggling imaging screening propositions, flexSCAN's model is designed to increase the availability of leading-edge multi-modality imaging diagnostic technology paired with a comprehensive wellness assessment resulting in greater access, increased affordability and improvement of the human condition.

***

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the Company's limited operating history and history of losses, the inability to successfully market the Company's products and technology, the inability to successfully obtain further funding, the inability to raise capital on terms acceptable to the Company, the inability to achieve commercial acceptance of the Company's products and technology, the inability to compete effectively in the marketplace, the inability to improve or implement effective systems, procedures and controls, the strength of the Company's intellectual property and those of the Company's competitors, the inability to protect the Company's intellectual property, the inability to attract, train and retain key personnel, the inability to complete the merger with flexSCAN and such other risks that could cause the actual results to differ materially from those contained in the Company's projections or forward-looking statements. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

Contact: 	Jeffrey D. Jenson
         1608 West 2225 South
         Woods Cross, Utah 84087
         Telephone: 801-560-1400